UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On December 11, 2009, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), a subsidiary of Puda Coal, Inc. entered into a mining right and mining assets transfer agreement (the “Da Wa Agreement”) with Pinglu County Da Wa Coal Industry Co., Ltd. (“Da Wa Coal”), pursuant to which Shanxi Coal will purchase from Da Wa Coal all its tangible assets and coal mining right with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China.  As consideration, Shanxi Coal will pay Da Wa Coal an aggregate purchase price of RMB 190 million (approximately $27.8 million) in cash, of which RMB 46.6 million ($6.8 million) is for the tangible assets and RMB 143.3 million ($21.0 million) is for the mining right and compensation to Da Wa Coal. A copy of the Da Wa Agreement is filed as Exhibit 10.1 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the agreement herein is modified and supplemented by such reference.

Under the Da Wa Agreement, Shanxi Coal will pay a first installment in the amount of RMB 28.5 million (approximately $4.2 million) to Da Wa Coal within three days of the execution of the agreement and a second installment in the amount of RMB 123.5 million (approximately $18.1 million) within 15 days after transferring the registrations and ownership certificates of the mining right and land and property deed. Shanxi Coal will pay the remainder of the purchase price, RMB 38 million (approximately $5.6 million) upon the one year anniversary of completion of the transfer.  Mr. Ming Zhao, a significant shareholder and Chairman of Puda Coal serves as guarantor of Shanxi Coal’s obligations under the Da Wa Agreement.

On December 11, 2009, Shanxi Coal also entered into a mining right and mining assets transfer agreement (the “Guanyao Agreement”) with Pinglu County Guanyao Coal Industry Co., Ltd. (“Guanyao Coal”), pursuant to which, Shanxi Coal will purchase from Guanyao Coal all its tangible assets and coal mining right with respect to a coal mine located in Pinglu County, Yuncheng City and Yuanqu County, Shanxi Province of China.  As consideration, Shanxi Coal will pay Guanyao Coal an aggregate purchase price of RMB 94.80 million (approximately $13.9 million) in cash, of which RMB 37.6 million ($5.5 million) is for the tangible assets and RMB 57.2 million ($8.4 million) is for the mining right and compensation of Guanyao Coal.  A copy of the agreement is filed as Exhibit 10.2 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the agreement herein is modified and supplemented by such reference.

Under the Guanyao Agreement, Shanxi Coal will pay a first installment in the amount of RMB 14.22 million (approximately $2.1 million) to Guanyao Coal within three days of the execution of the agreement and a second installment in the amount of RMB 61.62 million (approximately $9 million) within 15 days after transferring the registrations and ownership certificates  with respect to the mining right and land and property deed.  Shanxi Coal will pay the remainder of the purchase price, RMB 18.96 million (approximately $2.8 million) upon the one year anniversary of completion of the transfer.  Mr. Ming Zhao, a significant shareholder and Chairman of Puda Coal, serves as guarantor of Shanxi Coal’s obligations under the Guanyao Agreement.

Pursuant to the acquisition agreements, Da Wa Coal and Guanyao Coal will be responsible for canceling or terminating their respective employment contracts (or employment relationships) with their staff, paying all unpaid wage, premium and welfare expenses, and bearing all the expenses caused by the cancellation or termination of the employment contracts.  Da Wa Coal and Guanyao Coal also make customary representations and warranties in the agreements with respect to the assets and rights transferred to Shanxi Coal.

Both parties in the above agreements make customary representations and warranties with respect to the assets and rights being transferred.  The closing of the transactions under the agreements are subject to customary closing conditions,  including registration and transfer of ownership certificates and mining right certificates.

Da Wa Coal and Guanyao Coal are both selling their coal mine assets and coal mining right to Shanxi Coal as a result of the Chinese government’s requirement to close, consolidate and restructure smaller coal mines and the government’s approval of Puda Coal as one of the few coal mine consolidators that have the capacity to acquire and consolidate such coal mines.  Da Wa Coal and Guanyao Coal are closing their coal mine operation and are in the liquidating process.  Shanxi Coal is merely acquiring the tangible assets and coal mining right of them in their liquidation process; Shanxi Coal is not acquiring or assuming any business, customers, vendors, business partners, contracts, employees or goodwill from the sellers, nor will Shanxi Coal assume any indebtedness or liabilities from them.

Neither Puda Coal, Shanxi Coal or their affiliates nor any director, officer or any associate of any such director or officer thereof has any material relationship with Guanyao Coal or Da Wa Coal other than in respect of the agreement.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description
10.1	Mining Right and Mining Assets Transfer Agreement, dated December 11, 2009, between Pinglu County Da Wa Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd.

10.2	Mining Right and Mining Assets Transfer Agreement, dated December 11, 2009, between Pinglu County Guanyao Coal Industry Co., Ltd. and Shanxi Puda Coal Group Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: December 17, 2009	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer